Exhibit 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire plc ("Shire")

Purchase of Shares by Employee Benefit Trust

Shire has today been notified by Towers Perrin Share Plan Services (Guernsey) Ltd (the “Trustee”) as trustee of Shire plc Employee Benefit Trust (the “Trust”) that it will commence an irrevocable, non-discretionary programme to purchase Ordinary Shares of Shire plc (“Shares”) for the benefit of the Trust during the period commencing on 16th August 2006 to 30th September 2006.

Any purchases will be conducted within certain pre-set parameters agreed between the Trust and an independent third party broker.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above